     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 2002.
                                                Registration No. 333-72172


--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                         PRE-EFFECTIVE AMENDMENT NO. 2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           MOBILITY ELECTRONICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)


                                   86-0843914
                     (I.R.S. Employer Identification Number)
                             7955 EAST REDFIELD ROAD
                            SCOTTSDALE, ARIZONA 85260
                                 (480) 596-0061
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                                JOAN W. BRUBACHER
                   CHIEF FINANCIAL OFFICER AND VICE PRESIDENT
                             7955 EAST REDFIELD ROAD
                            SCOTTSDALE, ARIZONA 85260
                                 (480) 596-0061

(Name, address, including zip code and telephone number, including area code, of agent for service)

                                   ----------

                           COPIES OF COMMUNICATION TO:


                            RICHARD F. DAHLSON, ESQ.
                              JACKSON WALKER L.L.P.
                     2435 N. CENTRAL EXPRESSWAY, SUITE 600
                            RICHARDSON, TEXAS 75080
                                 (972) 744-2900


                                   ----------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective. [ ]


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box................. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.................................[X]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering................................[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.......................................................[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box..............................................[ ]


                         CALCULATION OF REGISTRATION FEE

            Title of Each                                       Proposed Maximum       Proposed Maximum        Amount of
         Class of Securities                Amount to be         Offering Price       Aggregate Offering      Registration
          To Be Registered                   Registered           Per Share(2)             Price(2)              Fee(3)
         -------------------                ------------        ----------------      ------------------      ------------
       Common Stock, $0.01 par value
         per share (1)                    3,422,313 Shares           $ 0.86             $ 2,943,189.18          $ 735.80


----------

(1) Includes (a) shares of Common Stock issuable upon conversion of an aggregate of shares of Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock") and (b) shares of Common Stock issuable upon exercise of Warrants to purchase Common Stock of (the "Common Stock Purchase Warrants").


         (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Calculated pursuant to Rule 457(c) based on the average high and low sales price of the Common Stock on the Nasdaq National Market on October 22, 2001.


         (3) Previously paid.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[MOBILITY ELECTRONICS, INC. GRAPHIC]



MOBILITY ELECTRONICS, INC.


SUBJECT TO COMPLETION, DATED JULY 9, 2002


3,422,313 SHARES


COMMON STOCK


The selling stockholders are offering 3,422,313 shares of our common stock under this prospectus. Many of the selling stockholders obtained their shares of common stock, including common stock underlying convertible securities, in private placements completed between 1997 and 2000.


Our common stock is quoted on the Nasdaq National Market under the symbol "MOBE." The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the shares when sold. On July 1, 2002, the average of the high and low prices for the common stock was $2.16 per share.



We will not receive any proceeds from the sale of the common stock by the selling stockholders in this offering. The selling stockholders will receive all of the net proceeds from the sale of the common stock under this prospectus.



INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.












The date of this Prospectus is ___________, 2002

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                                   ----------


                                                                                       Page
                                                                                       ----
BUSINESS OF MOBILITY..................................................................    1
THE OFFERING..........................................................................    1
RISK FACTORS..........................................................................    2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................................   12
USE OF PROCEEDS.......................................................................   12
SELLING STOCKHOLDERS..................................................................   12
PLAN OF DISTRIBUTION..................................................................   28
LEGAL MATTERS.........................................................................   29
EXPERTS...............................................................................   29
WHERE YOU CAN FIND MORE INFORMATION...................................................   29
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   30

                              BUSINESS OF MOBILITY

THE COMPANY

      Mobility Electronics Inc. is a leading designer, developer and marketer of innovative products and solutions for the mobile computing user. Our unique product portfolio includes widely compatible docking stations for portable computers; connectivity and video products for handheld computing devices; expansion products for desktop, server and portable computers; and power products and accessories for portable computing devices of all types. Our technology base includes our award-winning Split Bridge(R) technology and multi-function Card Bus, high-speed bus expansion and portable computing device power technologies.

      We possess a broad range of internally developed intellectual property with numerous patents, patents pending, license agreements and strategic relationships with industry leaders such as Avocent, LSI Logic, Molex Corporation, National Instruments, 2C Computing and Philips Semiconductors. Our subsidiaries include MAGMA, which focuses on expansion products and Portsmith, Inc., which focuses on the handheld market. Mobility Electronics markets its products through a worldwide network of OEMs, distributors, resellers, retail channels and direct catalog and e-commerce channels.

     In February 2002, we acquired Portsmith, Inc., an industry leader in providing connectivity solutions for handheld computing devices. This acquisition provides us with an entrance into the rapidly growing handheld computing device market and reinforces our focus on delivering powerful mobile computing solutions. Portsmith currently provides a range of Ethernet, modem, and other connectivity products for the most popular handheld devices such as Palm, Handspring Visor, Compaq IPAQ, and other mainstream PDA products, and intends to undertake a number of important product development programs that expand on these solutions.

     On March 25, 2002, we announced our execution of a definitive agreement to acquire iGo Corporation, a leading mobile computer solution provider. The closing of this transaction is subject to certain material conditions precedent being satisfied, including, without limitation, the approval by iGo stockholders and the declared effectiveness by the Securities and Exchange Commission of a registration statement, which registers the issuance of the shares of our common stock to be issued to the iGo stockholders in such transaction.

     We were formed as a limited liability company under the laws of the State of Delaware in May 1995, and were converted to a Delaware corporation by a merger effected in August 1996, in which we were the surviving entity. We changed our name from "Electronics Accessory Specialists International, Inc." to "Mobility Electronics, Inc." on July 23, 1998. Our principal executive offices are located at 7955 East Redfield Road, Scottsdale, Arizona 85260, and our telephone number is (480) 596-0061. Unless otherwise indicated in this proxy statement/prospectus, references to "Mobility," "us,", "we" and "our" refer to Mobility Electronics, Inc. and shall include our predecessor, Electronics Accessory Specialists International, L.L.C.





                                  THE OFFERING

Common Stock offered by the Selling
      Stockholders....................................        3,422,313 shares
Use of proceeds.......................................        We will not receive any proceeds from the
                                                              sale of the common stock by the selling
                                                              stockholders in this offering.


Nasdaq National Market Symbol.........................        "MOBE"

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the trading price of our common stock to decline.


  MOBILITY HAS A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

     Mobility has experienced significant operating losses since inception and, as of December 31, 2001, has an accumulated deficit of approximately $81.6 million. If Mobility does not achieve continued revenue growth sufficient to absorb its recent and planned expenditures, Mobility could experience additional losses in future periods, including the remainder of 2002. These losses or fluctuations in its operating results could cause the market value of its common stock to decline.

     Mobility anticipates that in the future it will make additional investments in sales and marketing activities and, that as a result, operating expenses will increase. Mobility intends to make such investments on an ongoing basis, primarily from cash generated from operations and, if available, from lines of credit, as it develops and introduces new products and expands into new markets such as international, direct and OEM markets. If total revenue does not increase with capital or other investments, Mobility is likely to continue to incur net losses and its financial condition could be materially adversely affected. Mobility has not yet achieved profitability, and there can be no assurance that it will achieve or sustain profitability on a quarterly or annual basis.

  MOBILITY MAY NOT ACHIEVE ANTICIPATED REVENUES IF MARKET ACCEPTANCE OF ITS SPLIT BRIDGE(R) TECHNOLOGY AND PRODUCTS IS NOT FORTHCOMING.

     From 1998 through 2001, Mobility invested substantial resources in developing its Split Bridge(R) technology and its Split Bridge(R)-based universal docking stations, which have only recently been introduced into the notebook computer market. The market for docking stations is characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. As a result, Mobility cannot be sure its Split Bridge(R) technology and universal docking stations will achieve widespread market acceptance. To date, the sales cycle on its Split Bridge(R) universal docking stations has been longer than anticipated, and sales have been lower than expected. If Mobility does not achieve widespread market acceptance of these products, it may not achieve anticipated revenues. Although peripheral component interface, or PCI, is an industry standard, the operating systems and peripheral devices used by its customers may not be compatible with its universal docking stations and, as a result, the available market for its products may be limited.

     The success of Mobility's Split Bridge(R) technology and universal docking stations also depends in large part on the existence and continued growth of market demand for universal connectivity stations. There can be no assurance that the market or demand for universal connectivity stations, if any, will develop and continue to grow. Any failure of this market to develop or continue to grow or the failure of Mobility's universal docking stations to satisfy a market need or to work with all computer makes and models could have a material adverse affect on Mobility. In addition, demand for Mobility's products is primarily driven by the underlying market demand for portable computers. Should the growth in demand for portable computers be inhibited, Mobility may not achieve anticipated revenues.

     Mobility's ability to generate future revenues from its Split Bridge(R) technology and products also depends upon, among other factors:

     - computer OEM acceptance of its Split Bridge(R) technology and products;

     - the level of product technology and price competition for its universal docking products;

     - its ability to defend our patents and patents pending;

     - its success in establishing and expanding its direct and indirect distribution channels with corporate and consumer portable computer users;

     - its success in establishing universal docking products as a retail product line;

     - its success in attracting and retaining strategic partners, joint ventures and licensing opportunities;

     - its success in attracting and retaining motivated and qualified personnel, particularly in the technical area; and

     - its development and marketing of new products and Split Bridge(R) technology applications.

  MOBILITY'S OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND AN UNANTICIPATED DECLINE IN REVENUES MAY CAUSE ITS STOCK PRICE TO FALL.

     It is likely that in some future quarter or quarters Mobility's operating results will be below the expectations of securities analysts and investors. If a shortfall in revenues occurs, the market price for its common stock may decline significantly. The factors that may cause Mobility's quarterly operating results to fall short of expectations include:

     - the timing of its competitors, new product or technology introductions and product enhancements;

     - market acceptance of its Split Bridge(R) products and technology;

     - market acceptance of its expansion, handheld and power and accessory products;

     - the size and timing of customer orders;

     - difficulties with new product production implementation or supply chain;

     - seasonality of sales;

     - product defects and other product quality problems which may result from the development of new products;

     - its ability to attract and retain strategic partners to continue the advances necessary for Split Bridge(R) technology;

     - the degree and rate of growth of the markets in which Mobility competes and the accompanying demand for its products;

     - its ability to expand our internal and external sales forces and build the required infrastructure to meet anticipated growth; and

     - its suppliers' ability to perform under their contracts with Mobility.

     Many of these factors are beyond Mobility's control. For these reasons, you should not rely on period-to-period comparisons of its financial results to forecast its future performance.

  MOBILITY MAY NOT BE ABLE TO ADEQUATELY MANAGE ITS ANTICIPATED GROWTH, WHICH COULD IMPAIR ITS EFFICIENCY AND NEGATIVELY IMPACT OPERATIONS.

     Mobility's success depends on its ability to manage growth effectively. The scope of its operations and facilities, the number of its employees and the geographic area of its operations are growing rapidly, primarily as a result of acquisitions. Mobility may not be able to manage its growth effectively, which could impair its efficiency, reduce the quality of its solutions, impair further growth and harm its business, financial condition and operating results. If Mobility does not effectively manage this growth, it may not be able to operate efficiently or maintain the quality of its products. Either outcome could harm its operating results. In the past, Mobility has experienced rapid growth, and it plans to continue to expand operations. A primary element of its growth strategy is the acquisition of companies and/or products and technologies that complement or expand its current capabilities and needs. Acquisitions entail a number of risks, including costs and time and efforts of management, potential dilution to existing stockholders, integration issues and diligence issues. This expansion is expensive and places a significant strain on personnel and other resources. For example, Mobility's universal connectivity station product line and new power products are expected to result in a significant increase in the number of shipments to and from its Scottsdale, Arizona facility. To manage Mobility's expanded operations effectively, it will need to further improve its operational, financial and managerial systems and successfully hire, train, motivate and manage its employees.

  MOBILITY'S FAILURE TO RESPOND TO RAPID TECHNOLOGICAL CHANGES MAY IMPAIR ITS OPERATING RESULTS.

     The market for Mobility's products in general is characterized by rapid technological advances, changing customer needs and evolving industry standards. Accordingly, to realize expectations regarding operating results, Mobility depends on its ability to:

     - develop, in a timely manner, new products and services that keep pace with developments in technology;

     - meet evolving customer requirements; and

     - enhance current product and service offerings and deliver those products and services through appropriate distribution channels.

     We may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to existing products or new products which respond to technological advances and satisfy increasingly sophisticated customer needs. If Mobility fails to introduce new products, its operating results may suffer. In addition, if new industry standards emerge that it does not anticipate or adapt to, its products could be rendered obsolete and its business could be materially harmed. Alternatively, any delay in the development of technology upon which our products are based could result in Mobility's inability to introduce new products as planned. For example, certain products that are currently being developed depend upon the availability of USB 2.0. The success and marketability of technology developed by others is beyond Mobility's control.

  MOBILITY DEPENDS ON LARGE PURCHASES FROM A FEW SIGNIFICANT CUSTOMERS, AND ANY LOSS, CANCELLATION OR DELAY IN PURCHASES BY THESE CUSTOMERS COULD CAUSE A SHORTFALL IN REVENUE.

     Mobility derives a substantial portion of its product sales through a relatively small number of OEMs and third-party distributors. For the year ended December 31, 1999, OEMs and distributors represented 61% and 25%, respectively, of Mobility's sales during that period. For the year ended December 31, 2000, OEMs and distributors represented 72% and 19%, respectively, of Mobility's net product sales during that period. For the year ended December 31, 2001, OEMs and distribution represented approximately 72% and 13%, respectively, of Mobility's net product sales during that period.

     While Mobility's financial performance depends on large orders from a few significant OEMs and third-party distributors, its contractual relationships are generally non-exclusive and cancelable upon notice to Mobility. In addition:

     - its distributor agreements generally do not require minimum purchases;

     - its customers can stop purchasing and its distributors can stop distributing its products at any time; and

     - its distributor agreements generally are not exclusive and are for one year terms, with no obligation of the distributors to renew the agreements.

     Net product sales to Targus totaled 27% for the year ended December 31, 1999, 32% for the year ended December 31, 2000, and 28% for the year ended December 31, 2001. In 2001, Targus distributed a range of Mobility's power products, on a private label basis, primarily to major retail outlets and certain OEM fulfillment outlets worldwide. However, in December 2001 Mobility came to an agreement with Targus to terminate its relationship. It is Mobility's intention going forward to market its power products under its own brand through the distribution channels being developed and through the iGo channels. IBM, who buys brand labeled monitor stands, power products, a portable device bay, and USB docking stations, accounted for 30% of Mobility's net product sales for the year ended December 31, 2001.

     Because Mobility's expenses are based on its revenue forecasts, a substantial reduction or delay in sales of its products to, or unexpected returns from OEMs and distributors, or the loss of any significant customer could harm Mobility's business. Although Mobility's largest customers may vary from period-to-period and is expected to diversify its customers in the future, Mobility's operating results for any given period may continue to depend to a significant extent on large orders from a small number of customers.

     There can be no assurance that Mobility's distributors will continue their current relationships with Mobility or that they will not give higher priority to the sale of other products, which could include products of Mobility's competitors. In addition, effective distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. There can be no assurance that Mobility's current and future distributors will devote sufficient resources to market its products effectively or that economic or industry conditions will not adversely affect such distributors. A reduction in sales efforts or a discontinuance of distribution of Mobility's products by its distributors could lead to reduced sales. In addition, because Mobility sells a significant portion of its products through distributors, it is difficult for Mobility to monitor end user demand for its products on a current basis. For example, third-party distributors may place large initial orders which may not be indicative of long-term end user demand.

     Mobility's operating results could also be adversely affected by changes in distributors' inventory strategies, which could occur rapidly and, in many cases, may not be related to end user demand. New products may require different marketing, sales and distribution strategies than those for its current products. There can be no assurance that Mobility's distributors will choose or be able to effectively market these new products or to continue to market its products.

  MOBILITY'S RELIANCE ON SINGLE OR LIMITED SOURCES FOR KEY COMPONENTS MAY INHIBIT ITS ABILITY TO MEET CUSTOMER DEMAND.

     The principal components of Mobility's products are purchased from outside vendors. Several of these vendors are the sole source of supply of the components that they supply. In addition to component suppliers, Mobility's products are produced under contract manufacturing arrangements with several manufacturers in Taiwan and Malaysia. Mobility does not have long term supply agreements with these suppliers. Mobility obtains both components and products under purchase orders. Any termination of or significant disruption in Mobility's relationship with its suppliers may prevent Mobility from filling customer orders in a timely manner as Mobility generally does not maintain large inventories of components or products. In the event that a termination or disruption were to occur, Mobility would have to find and qualify an alternative source. The time it would take to complete this process would vary based upon the size of the supplier base and the complexity of the component or product. Delays could range from as little as days to six months in an extreme scenario. Philips is currently Mobility's sole supplier of Split Bridge(R) technology ASIC chips. Philips is licensed to use Mobility's technology when manufacturing these chips exclusively for them. Mobility purchases from Philips on a purchase order basis. Molex is Mobility's sole supplier of certain system connectors for use with its universal docking products. Mobility has exclusive use of these connectors in computer docking applications. Mobility purchases from Molex on a purchase order basis. Solectron is the sole manufacturer of Mobility's Split Bridge(R) universal docking stations. In the event that its relationship with Solectron was unexpectedly terminated or disrupted, Mobility would have to identify and qualify an alternative supplier. This would impair its ability to fulfill customer orders. Replacement of Solectron could take several months to complete.

     Mobility depends upon its suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with its specifications and delivery schedules. Disruption in supply, a significant increase in the cost of one or more components, failure of a supplier to remain competitive in functionality or price, the failure of a supplier to comply with any of Mobility's procurement needs or the financial failure or bankruptcy of a supplier could delay or interrupt its ability to manufacture or deliver its products to customers on a timely basis.

  MOBILITY'S RELIANCE ON THIRD-PARTY MANUFACTURING VENDORS TO MANUFACTURE ITS PRODUCTS MAY CAUSE A DELAY IN ITS ABILITY TO FILL ORDERS.

     Mobility relies on third-party manufacturers for assembly and subassembly of its products. Any termination of or significant disruption in Mobility's relationship with the third-party manufacturers of its products may prevent Mobility from filling customer orders in a timely manner, as it generally does not maintain large inventories of its products. Additionally, Mobility's use of third-party manufacturers reduces control over product quality and manufacturing yields and costs. Mobility depends upon its third-party manufacturers to deliver its products that are free from defects, competitive in functionality and cost and in compliance with its specifications and delivery schedules. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of third-party manufacturers, Mobility remains primarily responsible to its customers for warranty obligations. Disruption in supply, a significant increase in the cost of the assembly of its products, failure of a third-party manufacturer to remain competitive in functionality or price, the failure of a third-party manufacturer to comply with any of its procurement needs or the financial failure or bankruptcy of a third-party manufacturer could delay or interrupt Mobility's ability to manufacture or deliver its products to customers on a timely basis.

  MOBILITY'S SUCCESS DEPENDS IN PART UPON SALES TO OEMS, WHOSE UNPREDICTABLE DEMANDS AND REQUIREMENTS MAY SUBJECT IT TO POTENTIAL ADVERSE REVENUE FLUCTUATIONS.

     Mobility expects that it will continue to be dependent upon a limited number of OEMs for a significant portion of its net sales in future periods, although no OEM is presently obligated either to purchase a specified amount of products or to provide Mobility with binding forecasts of product purchases for any period. Mobility's products are typically one of many related products used by portable computer users. Demand for its products is therefore subject to many risks beyond Mobility's control, including, among others:

     - competition faced by its OEM customers in their particular end markets;

     - market acceptance of Split Bridge(R) technology and products by its OEM customers;

     - market acceptance of its expansion, handheld and power accessory products by its OEM customers;

     - technical challenges which may or may not be related to the components supplied by Mobility;

     - the technical, sales and marketing and management capabilities of its OEM customers; and

     - the financial and other resources of its OEM customers.

     Certain divisions within Mobility's OEM customers have developed products intended to compete with its products. There can be no assurance that Mobility will not lose sales in the future as a result of such competing products. The reduction, delay or cancellation of orders from its significant OEM customers, or the discontinuance of its products by Mobility's end users may subject it to potential adverse revenue fluctuations.

  MOBILITY HAS IN THE PAST EXPERIENCED RETURNS OF ITS PRODUCTS, AND AS ITS BUSINESS GROWS MAY EXPERIENCE INCREASED RETURNS, WHICH COULD HARM MOBILITY'S REPUTATION AND NEGATIVELY IMPACT ITS OPERATING RESULTS.

     In the past, some of Mobility's customers have returned its products to Mobility because they felt that the product did not meet their expectations, specifications and requirements. Historically, these returns have been approximately 6% of sales. It is likely that Mobility will experience some level of returns in the future and, as its business grows, the amount of returns may increase despite its efforts to minimize them. Also, returns may adversely affect Mobility's relationship with affected customers and may harm its reputation. This could cause Mobility to lose potential customers and business in the future. Mobility maintains a financial reserve for future returns that it believes is adequate given its historical level of returns. If returns increase, however, its reserve may not be sufficient and operating results could be negatively affected.

  INTENSE COMPETITION IN THE MARKET FOR NOTEBOOK COMPUTER PRODUCTS COULD PREVENT MOBILITY FROM INCREASING REVENUE AND SUSTAINING PROFITABILITY.

     The market for Mobility's computer products in general is intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements and marketing efforts by industry participants. Mobility expects to experience significant and increasing levels of competition in the future. The principal competitive factors affecting the markets for its product offerings include:

     - corporate and product reputation;

     - innovation with frequent product enhancement;

     - breadth of integrated product line;

     - product design, functionality and features;

     - product quality and performance;

     - ease-of-use;

     - support; and

     - price.

     Although Mobility believes that its products compete favorably with respect to such factors, there can be no assurance that Mobility can maintain its competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources.

     Mobility currently competes with the internal design efforts of both OEMs and non-OEMs. These OEMs, as well as a number of its non-OEM competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than Mobility does. Mobility, however, believes that it has a proprietary position with respect to its Split Bridge(R) technology and universal connectivity stations as well as a number of its other products, which may pose a barrier to entry that could keep Mobility's competitors from developing similar products or selling competing products in its markets. There can be, however, no assurance that such competitors will not be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, sale and promotion of their products than Mobility does or develop products that are superior to its products or that achieve greater market acceptance.

     Mobility's future success will depend, in part, upon its ability to increase sales in its targeted markets. There can be no assurance that Mobility will be able to compete successfully with its competitors or that the competitive pressures Mobility faces will not have a material adverse effect. Mobility's future success will depend in large part upon its ability to increase its share of its target market and to sell additional products and product enhancements to existing customers. Future competition may result in price reductions, reduced margins or decreased sales.

  IF MOBILITY IS UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY OR IF IT LOSES KEY PERSONNEL, IT MAY NOT BE ABLE TO SUCCESSFULLY MANAGE ITS BUSINESS OR ACHIEVE ITS OBJECTIVES.

     Mobility believes its future success will depend in large part upon its ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. Competition for such personnel in the computer industry is intense, and Mobility competes for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance Mobility will be successful in identifying, attracting and retaining such personnel.

     Mobility's success also depends to a significant degree upon the continued contributions of its key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, Mobility believes that its future success depends on Charles R. Mollo, Chief Executive Officer, Donald W. Johnson, Executive Vice President and Chief Operating Officer, Jeffrey S. Doss, Executive Vice President, and Joan W. Brubacher, Vice President and Chief Financial Officer. Mobility does not maintain key person life insurance on any of its executive officers. Except for Messrs. Mollo, Doss, and Johnson and Ms. Brubacher, Mobility does not have employment contracts covering any of its senior management. The loss of the services of any of its key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring required personnel could make it difficult for Mobility to manage its business and meet key objectives, such as timely product introductions.

  IF MOBILITY'S PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, IT COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOST SALES AND BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     A number of Mobility's products are based on new technology and are complex. As such, they may contain undetected errors or performance problems, particularly during new or enhanced product launches. Despite product testing prior to introduction, Mobility's products have in the past, on occasion, contained errors that were discovered after commercial introduction. Errors or performance problems may also be discovered in the future. Any future defects discovered after shipment of its products could result in loss of sales, delays in market acceptance or product returns and warranty costs. Mobility attempts to make adequate allowance in its new product release schedule for testing of product performance. Because of the complexity of its products, however, Mobility's release of new products may be postponed should test results indicate the need for redesign and retesting, or should it elect to add product enhancements in response to customer feedback. In addition, third-party products, upon which Mobility's products are dependent, may contain defects which could reduce or undermine the performance of its products.

     In addition, although Mobility's sales agreements with its customers typically contain provisions designed to limit exposure to potential product liability claims, there can be no assurance that such limitations of liability would be enforceable or would otherwise protect Mobility from liability for damages to a customer resulting from a defect in one of its products. Although Mobility maintains liability insurance covering certain damages arising from implementation and use of its products, there can be no assurance that such insurance would cover or be sufficient to cover any such claims sought against Mobility.

  IF MOBILITY FAILS TO PROTECT ITS INTELLECTUAL PROPERTY, ITS BUSINESS AND ABILITY TO COMPETE COULD SUFFER.

     Mobility's success and ability to compete are dependent upon its internally developed technology and know-how. Mobility relies primarily on a combination of patent protection, copyright and trademark laws, trade secrets, nondisclosure agreements and technical measures to protect its proprietary rights. While Mobility has certain patents and patents pending, there can be no assurance that patents pending or future patent applications will be issued or that if issued, such patents will not be challenged, invalidated or circumvented or that rights granted thereunder will provide meaningful protection or other commercial advantage to Mobility. Moreover, there can be no assurance that any patent rights will be upheld in the future or that Mobility will be able to preserve any of its other intellectual property rights. Mobility typically enters into confidentiality, noncompete or invention assignment agreements with its key employees, distributors, customers and potential customers, and limits access to, and distribution of, its product design documentation and other proprietary information. Additionally, Mobility believes that, due to the rapid pace of innovation within the computer industry, the following factors represent important protections for its technology:

     - technological and creative skill of personnel;

     - knowledge and experience of management;

     - name recognition;

     - maintenance and support of products;

     - the ability to develop, enhance, market and acquire products and services; and

     - the establishment of strategic relationships in the industry.

     There can be no assurance that Mobility's confidentiality agreements, confidentiality procedures, noncompetition agreements or other factors will be adequate to deter misappropriation or independent third-party development of its technology or to prevent an unauthorized third party from obtaining or using information that it regards as proprietary. Litigation has been, and will in the future be, necessary to defend Mobility's intellectual property rights, which could result in substantial cost to, and divisions of efforts by, Mobility.

 MOBILITY MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT ITS ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE.

     The laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. In addition, under current law, certain patent applications filed with the United States Patent and Trademark Office before November 29, 2000 may be maintained in secrecy until a patent is issued. Patent applications filed with the United States Patent and Trademark Office on or after November 29, 2000, as well as patent applications filed in foreign countries, may be published some time after filing but prior to issuance. The right to a patent in the United States is attributable to the first to invent, not the first to file a patent application. Mobility cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that its products do not infringe any patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, Mobility could be prevented from selling its products or could be required to obtain licenses from the owners of such patents or be required to redesign its products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to them or that Mobility would be successful in any attempts to redesign its products or processes to avoid infringement. Mobility's failure to obtain these licenses or to redesign its products would have a material adverse effect on its business.

     There can be no assurance that Mobility's competitors will not independently develop technology similar to existing proprietary rights of others. Mobility expects that its products will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that third parties will not assert infringement claims against Mobility in the future or, if infringement claims are asserted, that such claims will be resolved in Mobility's favor. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Mobility to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms favorable to Mobility, if at all. In addition, litigation may be necessary in the future to protect Mobility's trade secrets or other intellectual property rights, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources.

  MOBILITY'S ABILITY TO INCREASE INTERNATIONAL SALES AND MANAGE ITS INTERNATIONAL OPERATIONS IS SUBJECT TO A NUMBER OF RISKS BEYOND ITS CONTROL.

     Mobility's success will depend, in part, on additional expansion of its sales in foreign markets. Mobility currently sells products in Europe through its United Kingdom subsidiary. Mobility intends to expand into other foreign markets. Mobility's failure to expand international sales in a timely and cost-effective manner could have a material adverse effect. In addition, there can be no assurance Mobility will be able to maintain or increase international market demand for its products. Mobility's international business involves a number of risks, including:

     - the impact of possible recessionary environments in foreign economies;

     - political and economic instability;

     - exchange rate fluctuations;

     - longer receivable collection periods and greater difficulty in accounts receivable collection from distributors and customers;

     - difficulty in managing distributors or sales representatives;

     - increased sales and marketing expense;

     - difficulty in staffing foreign operations;

     - unexpected changes in regulatory requirements;

     - reduced or limited protection for intellectual property rights;

     - export restrictions and availability of export licenses;

     - tariffs and other trade barriers;

     - seasonal reduction in business activities;

     - complex foreign laws and treaties including employment laws; and

     - potentially adverse tax consequences.

     Mobility's international sales are priced in both U.S. dollars and in foreign currency, each of which presents certain risks and uncertainties. Currency exchange fluctuations could have a material adverse effect on Mobility's sales denominated in U.S. currency as a decrease in the value of foreign currencies relative to the U.S. dollar could make its pricing more expensive than, or non-competitive with, products priced in local currencies. Additionally, due to the number of foreign currencies involved in Mobility's international sales and the volatility of foreign currency exchange rates, Mobility cannot predict the effect of exchange rate fluctuations with respect to such sales on future operating results. Mobility has not engaged in hedging transactions with respect to its net foreign currency exposure. To the extent Mobility implements hedging activities in the future with respect to foreign currency transactions, there can be no assurance that it will be successful in such hedging activities.

     Moreover, certain of Mobility's customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, Mobility may be limited in its ability to enforce its rights under such agreements and to collect amounts owed to Mobility should any customer refuse to pay such amounts. In addition, Mobility is subject to the Foreign Corrupt Practices Act which may place it at a competitive disadvantage with respect to foreign companies that are not subject to that act.

     In January 1999, the new "Euro" currency was introduced in European countries that are part of the European Monetary Union, or EMU. During 2002, all EMU countries are expected to completely replace their national currencies with the Euro. Because a significant amount of uncertainty exists as to the effect the Euro will have on the marketplace and because all of the final rules and regulations have not yet been defined and finalized by the European Commission regarding the Euro currency, Mobility cannot determine the effect this will have on its business.

  MOBILITY'S EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER ITS BUSINESS WHICH COULD DELAY OR PREVENT A MERGER OR OTHER CHANGE IN CONTROL.

     Mobility's principal stockholders, executive officers, directors and affiliated individuals and entities together beneficially own approximately 18% of the outstanding shares of common stock. As a result, these stockholders, acting together, may be able to influence significantly and possibly control most matters requiring approval by its stockholders, including approvals of:

     - amendments to its certificate of incorporation;

     - mergers;

     - sale of all or substantially all of its assets;

     - going private transactions; and

     - other fundamental transactions.

     In addition, Mobility's certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, Mobility's present directors, executive officers, principal stockholders and its respective affiliates may be able to control the election of the members of the board of directors. Such a concentration of ownership could have an adverse effect on the price of the common stock, and may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

     Some provisions of Mobility's charter documents may have anti-takeover effects that could discourage a change in control and reduce the market price of its common stock.

     Some provisions of Mobility's certificate of incorporation and bylaws could make it more difficult for a third party to acquire Mobility even if a change of control would be beneficial to its stockholders. These provisions include:

     - authorizing the issuance of preferred stock without common stockholder approval;

     - prohibiting cumulative voting in the election of directors; and

     - limiting the persons who may call special meetings of stockholders.

  MOBILITY'S STOCK PRICE MAY BE EXTREMELY VOLATILE AND YOU MAY LOSE PART OR ALL OF THE VALUE OF YOUR SHARES.

     Equity markets, particularly the market for technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may cause the market price of Mobility's common stock to decline. In addition, the market price of Mobility's common stock is likely to be highly volatile. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This litigation could result in substantial costs and a diversion of management's attention and resources.

     Significant fluctuations in the market price of Mobility's common stock could be caused by a number of factors, including:

     - actual or anticipated fluctuations in its operating results;

     - changes in expectations as to its future financial performance;

     - changes in financial estimates of securities analysts;

     - changes in market valuations of other technology companies;

     - announcements by Mobility or its competitors of significant technical innovations, design wins, contracts, standards or acquisitions; and

     - the operating and stock price performance of other comparable companies.

     Due to these factors, the value of your investment in Mobility common stock could be reduced. These market fluctuations may cause its stock price to decline regardless of Mobility's performance.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

         o        loss of, and failure to replace, any significant customers;

         o        timing and success of new product introductions;

         o product developments, introductions and pricing of competitors;

         o        timing of substantial customer orders;

         o        availability of qualified personnel;

         o        performance of suppliers and subcontractors;

         o market demand and industry and general economic or business conditions;

         o        the "Risk Factors" set forth herein; and

         o        other factors to which this prospectus refers.

         Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         All of the common stock offered under this prospectus is being sold by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock.

         A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of common stock purchase warrants. Upon any exercise of the warrants by payment of cash, we will receive the exercise price of the warrants, which is between $0.02 and $14.00 per share. To the extent we receive cash upon any exercise of the warrants, we expect to use that cash for general corporate purposes.

                              SELLING STOCKHOLDERS


         The following table sets forth the name and relationship with us, if any, of certain of the selling stockholders (the "Selling Stockholders") and (i) the number of shares of common stock beneficially owned by the Selling Stockholders (ii) the maximum number of shares of common stock which may be offered for the account of the Selling Stockholders under this prospectus and
(iii) the amount and percentage of common stock that would be owned by the Selling Stockholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. The information set forth below is based upon written documentation submitted to the Company by the selling stockholders and updated in accordance with the Company's records through December 31, 2001. Except as otherwise noted below, the Selling Stockholders have not, within the past three years, had any position, office or other material relationship with us.

         Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 15, 2001. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.


                                              SHARES                                  PERCENTAGE
                                          BENEFICIALLY(1)                  SHARES       OWNED
                                           OWNED BEFORE     SHARES      OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED       OFFERING     OFFERING(2)
James Anderson & Michelle Anderson            3,750(3)       3,750(3)             0       *

B&G Partnership Limited(4)                   28,038         28,038                0       *

Kenneth Baratto                               3,104          3,104                0       *

Stanford Baratz Revocable Trust(5)            3,104          3,104                0       *

Kathie Beck Barnes IRA(6)                    16,304          3,104           13,200       *

Richard G. Beatty & Diane Beatty JTWROS      12,300(7)       5,000(7)         7,300       *

----------
* Represents beneficial ownership of less than 1%.

(1) "Beneficially" owned shares, as defined by the SEC, are those shares as to which a person has voting or dispositive power, or both. "Beneficial" ownership does not necessarily mean that the named person is entitled to receive the dividends on, or the proceeds from the sale of, the shares.

(2) For purposes of calculating the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of common stock underlying convertible securities that are currently exercisable or exercisable within 60 days of June 30, 2001 by that shareholder are deemed outstanding and shares of Series C Preferred Stock outstanding are based on a conversion factor of 1-to-0.69065. Percentage ownership is based on 14,768,001 shares of common stock outstanding as of June 30, 2001.





(3) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. and Mrs. Anderson.



(4) William O. Hunt is the general partner of B&G Partnership Limited and is a Director of Mobility.



(5) Stan and Amy Baratz are the trustees of the Trust.






(6) Stephen P. Barnes has a community property interest in the IRA holdings.



(7) Includes 500 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Mr. and Mrs. Beatty.

                                              SHARES                                  PERCENTAGE
                                          BENEFICIALLY(1)                  SHARES       OWNED
                                           OWNED BEFORE     SHARES      OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED       OFFERING     OFFERING(2)
Jack Beider                                   3,750(8)     3,750(8)            0          *

Paul F. Berlin                               30,250       30,250               0          *

Gil Berman                                    2,750        2,750               0          *

Michael C. Bernard & Daniel Benzaquen         8,698(9)     8,698(9)            0          *

Robert E. & Randee B. Bloom                   3,107(10)    3,107(10)           0          *

Arnold Baker & Suzie Baker                    3,062        1,500           1,562          *

Breeze Family LLC(11)                        31,819(12)   24,062           7,757(13)      *

Janice L. Breeze-Mollo                       62,464(14)    9,703(15)      52,761          *

Tony Bull                                     1,000        1,000               0          *

C1D1 Limited Partnership(16)                  5,875        5,875               0          *

James M. Cahan                                3,107(17)    3,107(17)           0          *


----------




(8) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Mr. Beider.



(9) Includes 250 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Mssrs. Bernard and Benzaquen.



(10) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by Mr. and Mrs. Bloom.



(11) Janice Breeze Mollo is the Manager of this LLC and previously served as the Vice President of the Company.



(12) The Deanna Williams & Kristen Williams Irrevocable Trust owns 90% of the LLC. Includes 7,757 shares of common stock that may be purchased upon exercise of a warrant owned directly by the LLC.



(13) Includes 7,757 shares of common stock that may be purchased upon exercise of a warrant owned directly by the LLC.



(14) Includes 3,453 shares of common stock that may be received upon conversion of 5,000 shares of Series C preferred stock; 14,696 shares that may be purchased upon the exercise of options granted under the 1996 Plan; 15,068 shares of common stock that may be purchased upon exercise of a warrant owned directly by Ms. Mollo; and 26,160 shares of common stock held in Ms. Mollo's Revocable Trust.



(15) Includes 3,453 shares of common stock that may be received upon conversion of 5,000 shares of Series C preferred stock and 3,750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Ms. Mollo.



(16) Dean C. Tellone is the general partner of C1D1 Limited Partnership.



(17) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by Mr. Cahan.

                                              SHARES                                  PERCENTAGE
                                          BENEFICIALLY(1)                  SHARES       OWNED
                                           OWNED BEFORE     SHARES      OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED       OFFERING     OFFERING(2)
Bruce Carp                                    19,404        18,963           441           *

Victor A. and Jo B. Casebolt                   6,215(18)     6,215(18)         0           *

Richard W. Cohen                               5,750(19)     5,750(19)         0           *

Jeffrey C. & Ann. M. Covill                   14,368(20)     7,768(20)     6,600           *

Tom L. Cress                                     661           623            38           *

Cybex Computer Products(21)                  438,596       438,596             0           *

Gary Dachis                                    3,104         3,104             0           *

Richard F. Dahlson                           192,052(22)   102,187(22)    89,865         1.3%

Leon T. Davis                                  3,750         3,750             0           *

Dale L. DeVon, Rocky D. DeVon, Roni S.         3,107         3,107             0           *
    Devon, JTWROS

----------

(18) Includes 6,215 shares of common stock that may be received upon conversion of 9,000 shares of Series C preferred stock held directly by Mr. and Mrs. Casebolt.






(19) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Mr. Cohen.






(20) Includes 6,906 shares of common stock that may be received upon conversion of 10,000 shares of Series C preferred stock held directly by Mr. and Mrs. Covill.



(21) Mr. Doyle C. Weeks is the CEO and a Director Of Cybex. Cybex is a subsidiary of Avocent Corp d/b/a Avocent-Huntsville.



(22) Includes 4,139 shares of common stock that may be purchased upon exercise of a warrant, 2,000 of which are being registered hereunder, and 14,963 shares of common stock that may be received on conversation of 21,166 shares of Series C preferred stock owned by Mr. Dahlson.

                                              SHARES                                 PERCENTAGE
                                          BENEFICIALLY(1)                 SHARES       OWNED
                                           OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
Dick's Concrete Pumping, Inc.(23)              3,104        3,104            0            *

John Dickerson(29)                            57,668(25)   27,668       30,000(25)        *

Arnold Divine                                  3,750(26)    3,750(26)        0            *

Jeffrey S. Doss(27)                           34,532(28)   34,532(28)        0            *

Joseph J. Farcht                              12,107(29)    7,607(29)    4,500            *

Jeffrey Feiner                                 8,449        8,449            0            *

Enrique Feldman                                4,500        4,500            0            *

Enrique and Sharon Feldman                     7,500(30)    7,500(30)        0            *

Raymond C. Fernandez & Dawn Danean            25,000       25,000            0            *
    Fernandez, as joint tenants

Barry Fredrickson IRA                          3,750        3,750            0            *

Al Gluck                                   13,250(31)      13,250(31)        0            *

----------

(23) Richard Babbitt is the President of Dick's Concrete Pumping, Inc.

(24) Mr. Dickerson is the Director of Engineering, Principal Engineer at MAGMA

(25) Includes 30,000 in options under the 1996 Plan.

(26) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Divine.



(27) Mr. Doss is the Executive Vice President of Mobility.

(28) Includes 34,532 shares of common stock that may be received upon conversion of 50,000 shares of Series C preferred stock held directly by Mr. Doss. Nolton Doss International, an affiliate of Mr. Doss, holds 10,000 shares of common stock.









(29) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by Mr. Farcht.






(30) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. and Mrs. Feldman.

(31) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Gluck.

                                              SHARES                                 PERCENTAGE
                                          BENEFICIALLY(1)                 SHARES       OWNED
                                           OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
William A. Goldberg Revocable Trust(32)       3,750(33)    3,750(33)           0          *

The L.F. Gorenz and Annette M. Gorenz        58,787       52,924           5,863          *
    Revocable Trust(34)

Harris Family LLC(35)                        64,005(36)   54,328           9,677(36)      *

Jeffrey R. Harris                            90,157(37)   15,760(38)      64,778(39)      *

Charles B. Heiner IRA                         3,884(40)    3,884(40)           0          *

Gerome G. Henkemeyer                          9,250(41)    9,250(41)           0          *

Kenneth Hersch                                6,250(42)    6,250(42)           0          *


----------


(32) The trustees for the Trust are Adene H. Goldberg, James D. Goldberg, and Nancy S. Goldberg, trustees.

(33) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by William A. Goldberg Revocable Trust.



(34) The trustees of the trust are Mr. Frederick L. Gorenz and Ms. Annette M. Gorenz. The beneficiaries of the trust are the Gorenz children, Ms. Hayley Chavez and Ms. Heather Gorenz.

(35) Mr. Jeffry R. Harris is the beneficial owner of Harris Family LLC and a Director of Mobility.



(36) Includes 9,677 shares of common stock that may be purchased upon exercise of a warrant owned directly by the LLC.

(37) Includes 4,250 shares of common stock that may be purchased upon exercise of a warrant and 11,510 shares of common stock that may be received upon conversion of 16,666 shares of Series C preferred stock held directly by Mr. Harris and 6,741 shares of common stock and 2,878 shares of common stock that may be received upon conversion of 4,168 shares of Series C preferred stock held in Mr. Harris' IRA.

(38) Includes 4,250 shares of common stock that may be purchased upon exercise of a warrant and 11,510 shares of common stock that may be received upon conversion of 16,666 shares of Series C preferred stock held directly by Mr. Harris and 6,683 shares of common stock and 2,878 shares of common stock that may be received upon conversion of 4,168 shares of Series C preferred stock held in Mr. Harris' IRA.

(39) Includes 58 shares of common stock held in Mr. Harris' IRA.

(40) Includes 3,884 shares of common stock that may be received upon conversion of 5,625 shares of Series C preferred stock held directly by Mr. Heiner's IRA.

(41) Includes 1,250 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Henkemeyer.

(42) Includes 1,250 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Hersch.

                                              SHARES                                 PERCENTAGE
                                          BENEFICIALLY(1)                 SHARES       OWNED
                                           OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
M. F. Hoagland                                 5,000(43)     5,000(43)         0         *

Nancy J. Hoagland                              2,000         2,000             0         *

Daniel A. & Jennifer L. Hoffiz, JTWROS         5,104         5,104             0         *
    (CPWROS)

Adam Holendar                                  2,000         2,000             0         *

Gary Neal Holland                             25,413(44)    25,413(44)         0         *

Glenn S. Holland(45)                           3,875(46)     3,875(46)         0         *

Michael J. Hurley & Denise Enright-Hurley,     2,000         2,000             0         *
    JTWROS

Debbie J. Hutsell                              3,104         3,104             0         *

Charles E. Irle                                3,104         3,104             0         *

Morris Edward Jeffers                             98            98             0         *

JRM Family Limited Partnership(47)            28,164        28,164             0         *

K.A. Steel Chemicals, Inc.(48)                41,125(49)    25,500(49)    15,625         *


----------




(43) Includes 1,000 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Hoagland.

(44) Includes 5,755 shares of common stock that may be received upon conversion of 8,333 shares of Series C preferred stock held directly by Mr. Holland.

(45) Michelle K. Holland, Mr. Holland's spouse, beneficially owns 50% of the shares.

(46) Includes 2,750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Hoagland.






(47) The partnership is beneficially owned by the Jeanne Randall Malkin Trust dated 2/10/98 (45.1876%), the Jeanne Randall Malkin GRAT dated 2/1/98 (40,6727%), JRM CLAT dated 2/10/97 (11.3472%), Julian Randall Towers Trust (0.3585%), Alan Schaffner (0.3585%), Ariel Schaffner (0.3585%), Harvey Schaffner (0.3585%), and Alexander Irwin Towers Trust (0.3585%). Jeanne Randall Malkin is the trustee of the JRM Trust dated February 10, 1998, the general partner of the JRM Family Limited Partnership.



(48) Robert F. Steel is the President and CEO of K.A. Steel Chemicals, Inc.



(49) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned by K.A. Steel Chemical, Inc.

                                              SHARES                                 PERCENTAGE
                                          BENEFICIALLY(1)                 SHARES       OWNED
                                           OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
Karmin 2000 Family Partnership(50)            34,532(51)    34,532(51)         0         *

Karmin Family Limited Partnership(52)        108,799       108,799             0         *

Earnest A. Karmin Trust(53)                   74,000        74,000             0         *

Jonathan G. Karmin                             8,449         8,449             0         *

John W. Kasch                                 13,293(54)    13,293(54)         0         *

Michael J. Kelly                               7,271         7,271             0         *

The King Family Trust(55)                      5,604         3,104         2,500         *

Keith Kleist(56)                               1,500         1,500             0         *

Howard Klieger IRA                             8,449         8,449             0         *

Robert C. Klinger, CPWROS(57)                 31,086(58)    28,176(58)     2,910         *

Mark Kolber                                    1,000         1,000             0         *

Steven Lake                                    1,000         1,000             0         *

Thomas M. Landy & Micahel A. Compertz,         8,965(59)     8,965(59)         0         *
    JTWROS


----------

(50) Earnest A. Karmin is the trustee of Karmin 2000 Family Partnership.

(51) Includes 34,532 shares of common stock that may be received upon conversion of 50,000 shares of Series C preferred stock held directly by the Partnership.

(52) Jonathan S. Karmin is the signatory for Karmin Family Limited Partnership.

(53) Earnest A. Karmin is the trustee of the Trust.

(54) Includes 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock held directly by Mr. Kasch.

(55) The trust is beneficially owned by Gerald W. King and Edith C. King, the trustees of the Trust.

(56) Mr. Kleist, through the Keith Kleist IRA, has the right to acquire an additional 1,125 shares of common stock upon exercise of a warrant held in the IRA.

(57) Mr. Klinger serves as outside patent counsel to Mobility.

(58) Includes 11,510 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Klinger.






(59) Includes 3,333 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mssrs. Landy and Compertz.

                                              SHARES                                 PERCENTAGE
                                          BENEFICIALLY(1)                 SHARES       OWNED
                                           OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER             OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
Gerald T. Laurie                                1,450        1,450            0            *

Larry K. Lee                                   20,750(60)    5,750(60)   15,000            *

John D. Levine                                    750(61)      750(61)        0            *

Lewis Family Living Trust(62)                  15,000       15,000            0            *

Rodney D. Lubeznik Trust(63)                   14,088(64)   14,088(64)        0            *

Manth Limited Partnership(65)                  41,666       41,666            0            *

Daniel J. Manucci IRA                           2,000        2,000            0            *

Robert L. Mapes                                 7,500(66)    7,500(66)        0            *



----------
(60) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Lee.






(61) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Levine.

(62) The Trust's holdings are beneficial owned by H. Wayne Lewis and Jane A. Lewis, the trustees of the Trust.






(63) The Trust's holdings are beneficially owned by Rodney D. Lubeznik.

(64) Includes 5,755 shares of common stock that may be received upon conversion of 8,333 shares of Series C preferred stock held directly by the Trust.






(65) Dr. Gary S. Donovitz is the general partner of Manth Limited Partnership.






(66) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Mapes.

                                              SHARES                                       PERCENTAGE
                                          BENEFICIALLY(1)                    SHARES           OWNED
                                           OWNED BEFORE       SHARES       OWNED AFTER        AFTER
            SELLING STOCKHOLDER             OFFERING(2)      OFFERED        OFFERING       OFFERING(2)
Martin McHale & Donna McHale, as joint        2,000          2,000                0             *
    tenants

Sanford Miller                                1,500          1,500                0             *

Delaware Charter Guarantee & Trust Company    9,041          8,836              205             *
    Trustee for the benefit of Charles R
    Mollo MPP#2(67)

Albin Morariu, MD                             6,204(68)      6,204(68)            0             *

Mykola Moroz                                 46,289         25,692           20,597             *

Peter Moroz                                   5,300          3,225            2,075             *

William F. Murphy & Catherine A. Murphy,     15,000(69)     15,000(69)            0             *
    joint tenants

Audrey Nan Hays                                 500            500                0             *

Roger Nelson & Mishawn Nelson, joint tenants  5,362          5,362                0             *

New Horizons Enterprises(70)                233,827        141,322           92,505             1.6%

New Horizons Investments Fund(71)             5,000          5,000                0             *

New Vistas Investments Corporation(72)      521,972(73)    453,532(73)       68,440             3.5%


----------




(67) Charles R. Mollo is the beneficial owner of the MPP and a Director of Mobility.

(68) Includes 3,104 shares of common stock held by Florida Neurologic Center Age Weighted Pension Plan of which Mr. Morariu is the beneficial owner.

(69) Includes 3,000 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. and Mrs. Murphy.

(70) Mr. Jeffrey R. Harris is the president of New Horizons Enterprises and a Director of Mobility.

(71) Mr. Russell Molina exercises all powers to vote and make all investment decisions through a power of attorney.

(72) Ms. Janice Breeze-Mollo and Mr. Jeffrey R. Harris exercise all voting and investment powers for the Corporation.

(73) Includes 16,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Corporation and 98,271 shares of common stock that may be received upon conversion of 142,293 shares of Series C preferred stock held directly by the Corporation. 2,604 shares of common stock are to be transferred to Gregory L. Shafer as a payoff for a Promissory Note between the Corporation and Mr. Shafer.

                                                  SHARES                                 PERCENTAGE
                                              BENEFICIALLY(1)                 SHARES       OWNED
                                               OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER                 OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
James Nolton(74)                                  43,287(75)     42,361(75)        926        *

James W. Nolton IRA                               38,431(76)     37,729(76)        702        *

Nolton Doss International LLC(74)                  5,000          5,000              0        *

John Ogrodnick IRA                                 8,000          8,000              0        *

OHA Financial, Inc.(77)                          140,148        140,148              0        *

Kendall Oltrogge                                  11,750(78)     11,750(78)          0        *

JV Pace Trust(79)                                  2,874(80)      2,874(80)          0        *

The Palen Trust(81)                               15,209(82)     15,209(82)          0        *

Don M. Parker                                      7,043(83)      7,043(83)          0        *

Don M. Parker IRA                                  7,043(84)      7,043(84)          0        *

Dr. David M. Pate                                 11,750(85)     11,750(85)          0        *


----------

(74) Nolton Doss International LLC is an affiliate of Mr. James Nolton. Nolton Doss International LLC is beneficial owned by Mr. James Nolton, individually and through his IRA, and by Mr. Jeffrey Doss. Mr. Doss was the Vice President of Mobility. Mr. Nolton is an employee and the director of systems assurance for Mobility.

(75) Includes 500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Nolton.

(76) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Nolton's IRA.

(77) Includes 5,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Pate.

(77) Mr. Larry M. Carr is the majority shareholder and a director of OHA Financial, Inc. Mr. Carr is also a Director of Mobility.

(78) Includes 5,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Oltragge.

(79) Mr. Joseph Verne Pace is the trustee of JV Pace Trust.

(80) Includes 2,874 shares of common stock that may be received upon conversion of 4,162 shares of Series C preferred stock held directly by the Trust.

(81) Mr. Vernon F. Palen and Mary Jane Palen are the beneficial owners of The Palen Trust.

(82) Includes 9,000 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Trust.

(83) Includes 4,166 shares of common stock that may be purchased upon exercise of a warrant and 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock owned directly by Mr. Parker.

(84) Includes 4,166 shares of common stock that may be purchased upon exercise of a warrant and 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock owned by Mr. Parker's IRA.

(85) Includes 5,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Pate.

(86) Intentionally omitted.

                                                  SHARES                                 PERCENTAGE
                                              BENEFICIALLY(1)                 SHARES       OWNED
                                               OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER                 OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
Gerald L. Pearson                                  3,500          3,500              0        *

James L. Peplinski                                 3,104          3,104              0        *

Zinser Perkins, a General Partnership(87)         13,080(88)     13,080(88)          0        *

Jerry W. Peterson                                  2,000          2,000              0        *

Paul J. Phillips                                   9,000(89)      9,000(89)          0        *

Phoenix Risen Marketing LLC(90)                   12,674         12,674              0        *

Poseidon Capital Pension and Profit Sharing        6,250(92)      6,250(92)          0        *
    Plan(91)

Prival N.V.(93)                                    1,000          1,000              0        *

R.J. Pruss                                         7,607(94)      7,606(94)          0        *

C. Dewayne Reid                                    7,043(95)      7,043(95)          0        *

Richard W. Rich                                   14,014         14,014              0        *

Ramona Living Trust(96)                            3,750(97)      3,750(97)          0        *

Ralph L. Ramona Living Trust(98)                   3,750(99)      3,750(99)          0        *


----------


(87) Jack Zinser, Jennifer Zinser, Jenny Zinser and James Perkins are the beneficial owners of the partnership.

(88) Includes 4,125 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Partnership.

(89) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Phillips.

(90) Daniel D. Langen is the sole manager and member of the LLC.

(91) Mr. Jesse D. Roggen is the trustee and sole beneficiary of the Poseidon Capital Pension and Profit Sharing Plan.

(92) Includes 1,250 shares of common stock that may be purchased upon exercise of a warrant owned by the Poseidon Capital Pension and Profit Sharing Plan.

(93) Mr. Rolf Meijer-Werner is the attorney-in-fact for Prival N.V.

(94) Includes 4,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Pruss.

(95) Includes 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock held directly by Mr. Reid.

(96) Mr. Jeffrey Stephen Ramona is the trustee for the Trust.

(97) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Trust.

(98) Mr. Ralph L. Ramona is the trustee for the Trust.

(99) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Trust.

                                                    SHARES                                 PERCENTAGE
                                                BENEFICIALLY(1)                 SHARES       OWNED
                                                 OWNED BEFORE     SHARES     OWNED AFTER     AFTER
            SELLING STOCKHOLDER                   OFFERING(2)    OFFERED      OFFERING     OFFERING(2)
Regal Wood Products, Inc.(100)                     7,750(101)     7,750(101)         0        *

Renaud Living Trust(102)                           3,107(103)     3,107(103)         0        *

Desi & Lisa Rhoden JTWROS                         53,166         53,166              0        *

James Richert & Gail Richert JTWROS                7,043(104)     7,043(104)         0        *

Stephen A. Richards                               46,225(105)    30,544(105)    15,681        *

Stephen Richards IRA                               7,044(106)     7,044(106)         0        *

James M. Robinson                                  7,500(107)     7,500(107)         0        *

Edward Romascan(108)                             204,362(109)   174,362         30,000(109)   1.4%


----------


(100) Mr. Paul F. Hicks is the Plan trustee for Regal Wood Products, Inc.

(101) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by the Corporation.

(102) Margaret D. Renaud, Michele M. Burton and Robert L. Renaud have the power to exercise shared voting and investment powers.

(103) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock held directly by the Trust.

(104) Includes 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock held directly by Mr. and Mrs. Richert.

(105) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Richards.

(106) Includes 4,167 shares of common stock that may be purchased upon exercise of a warrant and 2,877 shares of common stock that may be received upon conversion of 4,167 shares of Series C preferred stock owned directly by Mr. Richards.

(107) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned directly by Mr. Robinson.

(108) Mr. Romascan is the Vice President of Sales and Marketing at MAGMA.

                                                    SHARES                                  PERCENTAGE
                                                BENEFICIALLY(1)                 SHARES        OWNED
                                                 OWNED BEFORE     SHARES     OWNED AFTER      AFTER
            SELLING STOCKHOLDER                   OFFERING(2)    OFFERED      OFFERING      OFFERING(2)
Nancy Rubinstein(110)                            204,362(111)   174,362         30,000(111)    1.4%

S-7 Associates LLC(112)                          138,011(113)    31,250(113)   106,761         *

Diane Gruenes Sakach Trust                         3,880          3,880              0         *

Sallerson Family Limited Partnership(114)         12,500         12,500              0         *

Alan Schaffner                                    84,497         84,497              0         *

Marvin W. Scherzer                                 5,000          5,000              0         *

Bruce Schoenleber(115)                            41,344(116)    11,344         30,000(116)    *

David R. Schwartz                                  7,043(117)     7,043(117)         0         *

Patricia K. and Niles A. Selden JTWROS             3,880(118)     3,880(118)         0         *

Paul Smith                                       204,362(119)   174,362         30,000(119)    1.4%

Eva C. Staley Residual Trust(120)                  7,500(121)     7,500(121)         0         *

Kenneth Steel, Jr.                                42,325(122)    28,034(123)    14,291(124)    *


----------

(109) Includes 30,000 in options under the 1996 Plan.

(110) Ms. Rubinstein is the General Manager of MAGMA.

(111) Includes 30,000 in options under the 1996 Plan.

(112) Mr. James H. Simons is the manager of S-7 Associates LLC.

(113) Includes 6,250 shares of common stock that may be purchased upon exercise of a warrant owned by the LLC.

(114) Mr. Sam Sallerson is the member of the general partner of the Sallerson Family Limited Partnership.

(115) Mr. Schoenleber is the Manager of Engineering and Quality Assurance at MAGMA.

(116) Includes 30,000 in options under the 1996 Plan.

(117) Includes 4,166 shares of common stock that may be purchased upon exercise of a warrant and 2,877 shares of common stock that may be received upon conversion of 4,166 shares of Series C preferred stock owned directly by Mr. Schwartz.

(118) Includes 431 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. and Mrs. Selden.

(119) Includes 30,000 in options under the 1996 Plan.

(120) Soy Capital Bank & Trust Company exercises shared voting and investment power over the Trust.

(121) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned by the Trust.

(122) Includes 29,291 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. Steel.

(123) Includes 15,000 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. Steel.

(124) Includes 14,291 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. Steel.

                                                    SHARES                                  PERCENTAGE
                                                BENEFICIALLY(1)                 SHARES        OWNED
                                                 OWNED BEFORE     SHARES     OWNED AFTER      AFTER
            SELLING STOCKHOLDER                   OFFERING(2)    OFFERED      OFFERING      OFFERING(2)
Robert F. & Jennifer C. Steel JTWROS              54,115(125)    36,034(126)    18,081(127)    *

A. J. Stein Family Partnership(128)               23,000         23,000              0         *

Alfred J. Stein and Arline M. Stein Trust(129)    15,500         15,500              0         *

Deborah Stern                                      4,000          4,000              0         *

Wayne L. Stern IRA                                15,500(130)    15,500(130)         0         *

Lanny Stout(131)                                      20             20              0         *

Don Strate Family LLC(132)                         3,107          3,107              0         *

Studer Family Trust(133)                           3,107(134)     3,107(134)         0         *

Mark J. Stymiest                                   3,750(135)    3,750(135)          0         *

Lawrence M. Swartz Trust(136)                     16,104(137)   16,104(137)          0         *


----------

(125) Includes 25,269 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. and Mrs. Steel.

(126) Includes 15,000 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. and Mrs. Steel.

(127) Includes 10,269 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. and Mrs. Steel.

(128) Mr. Alfred J. Stein and Ms. Arline Stein are the beneficial owners of the Partnership. Mr. Stein is the managing partner of the Partnership.

(129) Mr. Alfred J. Stein and Ms. Arline Stein are the beneficial owners of the Trust.

(130) Includes 7,500 shares of common stock that may be purchased upon exercise of a warrant owned by the IRA.

(131) Beneficially owned by Mr. Lanny R. Stout and Ms. Sandra Stout.

(132) The beneficial owners of the shares held by the LLC are Mr. Donald G. Strate and Ms. Arlene F. Strate and the managers of the LLC are Mr. Strate and Ms. Strate.

(133) Mr. Conrad Studer is the trustee of the Trust.






(134) Includes 3,107 shares of common stock that may be received upon conversion of 4,500 shares of Series C preferred stock owned directly by the Trust.

(135) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned by the Mr. Stymiest.

(136) Mr. Lawrence M. Swartz and Ms. Marcia Swartz are trustees of the Trust.






(137) Includes 1,500 shares of common stock that may be purchased upon exercise of a warrant owned by the Trust.

                                                    SHARES                                  PERCENTAGE
                                                BENEFICIALLY(1)                 SHARES        OWNED
                                                 OWNED BEFORE     SHARES     OWNED AFTER      AFTER
            SELLING STOCKHOLDER                   OFFERING(2)    OFFERED      OFFERING      OFFERING(2)
Yeshiva Darchei Torah MF - Mesivta Chaim(137)     11,250(138)   11,250(138)          0         *

Randy W. Travalia                                  2,000         2,000               0         *

Bruce Ungerleider MD                              31,750(139)   31,750(139)          0         *

Steven E. & Rena E. Van Tuyl                       2,000         2,000               0         *

Antonio Von Ondarza                                  500           500               0         *

Daniel N. Wilkes                                   4,750(140)    4,750(140)          0         *

Bernard E. Williams Jr.                            1,500         1,500               0         *

William A. Williamson, III                         1,500         1,500               0         *

Cheryl Stahl Willoughby(141)                       2,000         1,000           1,000         *

Anita K. Wilson                                    3,801         1,500           2,301         *

Yates Family Trust(142)                            4,583         4,583               0         *

Edward Allen Zubow                                    46(143)       46(143)          0         *


----------







(137) Rabbi Yaakov Binder is the dean of the investor which is an educational institution.



(138) Includes 2,250 shares of common stock that may be purchased upon exercise of a warrant owned by Yeshiva Darchei Torah MF - Mesivta Chaim.



(139) Includes 31,750 shares of common stock that may be purchased upon exercise of a warrant owned by Dr. Ungerleider.



(140) Includes 750 shares of common stock that may be purchased upon exercise of a warrant owned by Mr. Wilkes.



(141) Ms. Willoughby is affiliated with BGK Equities, Inc. which holds 97,302 shares of common stock.



(142) Mr. Lyle E. Yates has power of attorney for the Trust.



(143) Includes 46 shares of common stock that may be received upon conversion of 67 shares of Series C preferred stock owned directly by Mr. Zubow.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered by this prospectus may be sold by the Selling Stockholders or their transferees from time to time in:

         o transactions in the over-the-counter market, the Nasdaq National Market, or on one or more exchanges;

         o        negotiated transactions;

         o        underwritten offerings; or

         o        a combination of these methods of sale.

         The Selling Stockholders may sell the shares of our common stock at:

         o        fixed prices which may be changed;

         o        market prices prevailing at the time of sale;

         o        prices related to prevailing market prices; or

         o        negotiated prices.

         DIRECT SALES, AGENTS, DEALERS AND UNDERWRITERS. The Selling Stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

         o        directly to purchasers; or

         o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The Selling Stockholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new Selling Stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the Selling Stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

     EXPENSES, INDEMNIFICATION. We will not receive any of the proceeds from the sale of the shares of common stock sold by the Selling Stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the Selling Stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.


SERIES C PREFERRED STOCK

     As of March 31, 2002, we had 15,000,000 shares of Series C preferred stock authorized for issuance and 623,954 shares of Series C preferred stock outstanding, and approximately 76 holders of Series C preferred stock. All issued and outstanding Series C preferred stock is, and all shares of Series C preferred stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

     The Series C preferred stock is convertible into shares of common stock. The rate of conversion is 1-to-.74385 as of March 31, 2002. The initial conversion rate was one for one, but was subject to change if certain events occur. Generally, the conversion rate will be adjusted if we issue any non-cash dividends on our securities, split our securities or otherwise effect a change to the number of our outstanding securities. The adjustment in each of these cases will be such that the revised conversion rate would result in the issuance to the Series C shareholder the same number of common shares to which the holder would have been entitled immediately after the occurrence of such event had he converted his Series C shares into common shares immediately prior to the event. For example, if the conversion rate was 1-to-0.75 immediately prior to a 2-for-1 stock split, the rate would be multiplied by two and would become 1-to-1.5 immediately after the split. Therefore, if the holder of 2,000 Series C shares had converted his shares into common immediately before the split, he would have received 1,500 shares of common stock which would then have been split into 3,000 shares. If he converts his Series C shares after the split, the adjusted conversion rate of 1-to-1.5 will also result in the shareholder receiving the same 3,000 shares of common stock. The conversion rate will also be adjusted if we issue additional securities at a price that is less than the price that the Series C preferred stockholders paid for their shares. This adjustment will be such that the new conversion rate will give the Series C shareholders in the aggregate the same percentage ownership immediately after the offering as they would have had the new securities been issued at the same price the Series C shareholders paid for their shares. The new conversion rate is calculated by multiplying the conversion rate immediately prior to the sale by a fraction determined by dividing (1) the common stock outstanding immediately prior to the sale, including the common shares underlying the Series C, plus the new shares issued by (2) the common stock outstanding immediately prior the sale, including the common shares underlying the Series C, plus the number of new shares that the aggregate proceeds received for the new issue would have purchased at the per share price in effect for the Series C stock immediately prior to the new issuance. For example, assume that 100,000 Series C shares were sold at $12 per share and are all still outstanding with a conversion rate of 1-to-1. Further assume that the Company now sells 50,000 common shares at a price of $9 per share, or total aggregate proceeds of $450,000 (50,000 X $9). The Series C Preferred conversion rate would be adjusted as follows: 1 X (100,000 + 50,000)/(100,000 + (450,000/12)), or a new rate of 1-to-1.09091. The Series C preferred stock can be converted at any time at the option of the holder. No fractional shares will be issued upon conversion.

     If our board of directors declares a cash dividend payable on our outstanding shares of common stock, the board of directors must also declare a dividend payable on each share of Series C preferred stock equal to the amount of the dividend payable on the number of shares of common stock into which each such share could then be converted. Holders of shares of Series C preferred stock are entitled to vote on all matters submitted for a vote of the holders of common stock. Holders will be entitled to one vote for each share of common stock into which one share of Series C preferred stock could then be converted. In the event of our liquidation or dissolution, the holders of Series C preferred stock will be entitled to receive the amount they paid for their stock, plus accrued and unpaid dividends out of our assets legally available for such payments prior to the time other holders of our securities junior to the Series C preferred stock will be entitled to any payments. We are restricted from undertaking the following corporate actions without the consent of the Series C preferred stockholders while any shares of Series C preferred stock remain outstanding: (i) merging, selling all or substantially all of our assets or liquidating unless the holders of Series C preferred stock receive at least $15.00 per share; (ii) purchasing any common stock, except for purchases of shares under contractual arrangements; (iii) authorizing or issuing any equity securities senior to or on parity with the Series C preferred stock; (iv) declaring or paying any cash dividends on the common stock; or (v) increasing or decreasing the number of authorized shares of preferred stock or common stock.



     1,823,854 shares of Series C Preferred Stock and 500,000 shares of
Series D Preferred Stock have been converted as of March 31, 2002. Each of these conversions of the shares of Series C Preferred Stock and Series D Preferred Stock was made in reliance upon the exemption available from registration under
Section 3(a)(9) of the Securities Act of 1933. The basis for the exemption of the issuances of common stock upon conversion is that the exchanges were made solely between the Company and its then-existing security holders and no commissions or other remuneration was paid, or given directly or indirectly, for soliciting security holders to make the exchange.


                 LEGAL MATTERS


     The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Jackson Walker L.L.P. Richard F. Dahlson, a partner of Jackson Walker, is Secretary of Mobility. As of the date of this prospectus, Mr. Dahlson owns 199,864 shares of common stock; 21,166 shares of Series C preferred stock; and warrants to purchase an additional 4,139 shares of common stock.


                   EXPERTS


     The consolidated financial statements of Mobility Electronics, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.


            WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

     o    incorporated documents are considered part of this prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o information that we file with the SEC will automatically update and supersede this incorporated information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:


         1. Annual Report of the Company on Form 10-K for the year ended December 31, 2001, filed with the Commission on April 1, 2002 (the "Annual Report");

         2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report, including the Quarterly Report of the Company on Form 10-Q for the period ended March 31, 2002, filed with the Commission on May 15, 2002; and

         3. Description of the Common Stock contained in the Company's Registration Statement on Form S-1 (No. 333-30264) effective as of June 30, 2000, and Registration Statement on Form 8-A (No. 000-30907).


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such documents should be directed to:

Joan W. Brubacher
Chief Financial Officer and Vice President
7955 East Redfield Road
Scottsdale, Arizona 85260
Telephone number (480) 596-0061.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be paid by the Company in connection with the offering described in this Registration Statement. All amounts are estimates, except the SEC Registration Fee.



             SEC Registration Fee                                   $    736
             Printing Costs                                            8,000
             Legal Fees and Expenses                                  20,000
             Accounting Fees and Expenses                             20,000
             Directors and Officers Liability Insurance Premium            0
             Transfer Agent and Registrar Fees and Expenses            2,000
             Miscellaneous                                            19,264
                                                                    --------
             Total                                                  $ 70,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law

         The Registrant has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

Certificate of Incorporation

         The Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except as limited by the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Bylaws

         The Bylaws of the Company provide that the Company (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, other enterprises or employee benefit plan and (ii) upon a determination by the Board of Directors that indemnification is appropriate, the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was an employee or agent of the Company or at the request of the Company was serving as an employee or agent of any other corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in the case of (i) and (ii) against reasonable expenses (including attorneys' fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. However, in an action or suit by or in the right of the Company to procure a judgment in its favor, no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that a court of appropriate jurisdiction shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses which the court shall deem proper. Any indemnification shall be made by the Company upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct set forth above. Expenses incurred by a person who is or was a director or officer of the Company in defending such actions or suits shall be paid by the Company at reasonable intervals in advance of the final disposition of such action or suit upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. In addition, the Company shall pay or reimburse expenses incurred by any person who is or was a director or officer of the Company in connection with such person's appearance as a witness or other participant in a proceeding in which such person or the Company is not a named party to such proceeding, provided that such appearance or participation is on behalf of the Company or by reason of his past or present capacity as a director or officer of the Company. The Company intends these provisions to provide indemnification for appropriate persons to the fullest extent permitted by law.

Indemnity Agreements

         The Company has entered into Indemnity Agreements with each of its directors and executive officers. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

Insurance

         The Company intends to maintain liability insurance for the benefit of its directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS.

         See Exhibit Index on Page II-6 hereof.

   EXHIBIT
   NUMBER               DESCRIPTION OF EXHIBIT
   ------               ----------------------

     4.1      Specimen of Common Stock Certificate.(4)

     4.2      Form of 12% Convertible Debenture of the Company.(1)(7)

     4.3      Registration Rights Agreement by and between the Company and Miram
              International, Inc. dated July 29, 1997.(1)

     4.4      Placements for the Purchase of Up To 900 Units, Each Consisting of
              1,000 shares of the Company's common stock.(1)

     4.5      Form of Unit Purchase Agreement used in 1997 Private Placements for the Purchase of Up To 875 Units, Each Consisting of 2,000 shares of the Company's common stock and warrants to purchase 500 shares of the
              Company's Common Stock.*(7)

     4.6      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.*(7)

     4.7      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.(7)

     4.8      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in July 1999 Private Placement.*(7)

     4.9      Form of 13% Bridge Note issued in July 1999 Private Placement.*(7)

     4.10     13% Bridge Note Conversion Notice expired June 30, 1999.(1)

     4.11     Form of Series C Preferred Stock Purchase Agreement used in 1998 and 1999
              Private Placements.*(7)

     4.12 Form of Series C Preferred Stock and Warrant Purchase Agreement used in 1999 and 2000 Private Placements.*(7)

     4.13 Series C Preferred Stock Purchase Agreement executed May 3, 1999, between the Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI
              Technology, Inc.) and Seligman Communications and Information Fund,
              Inc.(1)

     4.14     Amended and Restated Stock Purchase Warrant issued by the Company to
              Finova Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

     4.15     Stock Purchase Warrant issued by the Company to Finova Capital
              Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25,
              1998.(1)

     4.16     Series C Preferred Stock and Warrant Purchase Agreement dated October
              29, 1999, between the Company and Seligman Communications and
              Information Fund, Inc.*(7)

     4.17     Contribution and Indemnification Agreement by and among Janice L.
              Breeze, Jeffrey S. Doss, Charles R. Mollo, Cameron Wilson, the Company
              and certain Stockholders of the Company dated April 20, 1998.(1)

     4.18 Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S.
              Doss, Charles S. Mollo, Cameron Wilson, the Company and certain
              Stockholders of the Company dated April 20, 1998.*(7)

     4.19 Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S.
              Doss, Charles S. Mollo, Cameron Wilson, the Company and certain
              Stockholders of the Company dated November 2, 1999.*(7)

     4.20     Form of Warrant to Purchase Common Stock of the Company issued in the
              1997 Private Placement.*(7)

     4.21     Form of 13% Bridge Note issued in March 1999 Private Placement.*(7)

     4.23     Investor Rights Agreement dated October 29, 1999 by and between the
              Company and Seligman Communications and Information Fund, Inc. entered into in connection with the Series C Preferred Stock and Warrant
              Purchase Agreement dated October 29, 1999.(2)

     4.24 Form of Warrant to Purchase Stocks of Common Stock issued in connection with the Loan Extension Agreement dated February 29,
              2000.*(7)

     4.25     Investors' Rights Agreement executed May 3, 1999 between the
              Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology,
              Inc.) and Seligman Communications and Information Fund, Inc.(3)

     4.26     Registration Rights granted by the Company to Avocent Computer
              Products Corporation in connection with the Strategic Partner
              Agreement dated March 6, 2000.(3)

     4.27     13% Bridge Note Conversion Notice used in July 1999 Private
              Placement.(5)

     5.1      Opinion of Jackson Walker L.L.P.*

     23.1     Consent of KPMG LLP.*

     23.2     Consent of Jackson Walker L.L.P. (included in the opinion of Jackson
              Walker L.L.P. filed as Exhibit 5).

     24       Power of Attorney (included in Part II hereof).

     99.1     Agreement and Plan of Merger (the "Agreement") dated October 2, 2000 by and among the Company, Mesa Ridge Technologies d/b/a MAGMA and the
              stockholders of MAGMA(6)


----------
*    Previously filed.

**   Filed herewith.

(1) Previously filed as an exhibit to Registration Statement No. 333-30264 dated February 11, 2000.

(2) Previously filed as an exhibit to Amendment No. 1 to Registration Statement No. 333-30264 dated March 28, 2000.

(3) Previously filed as an exhibit to Amendment No. 2 to Registration Statement No. 333-30264 dated May 4, 2000.

(4) Previously filed as an exhibit to Amendment No. 3 to Registration Statement No. 333-30264 dated May 18, 2000.

(5) Previously filed as an exhibit to Amendment No. 4 to Registration Statement No. 333-30264 dated May 26, 2000.

(6) Previously filed as an exhibit to Current Report on Form 8-K No. 000-30907 filed on October 17, 2000.

(7) Each of the agreements is identical in all material respects except for the purchasers and the date of purchase.


ITEM 17.  UNDERTAKINGS.

               (a) The undersigned registrant hereby undertakes:


                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by section
                    10(a)(3) of the Securities Act 1933;

                         (ii) To reflect in the prospectus any facts or events
                    arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume in securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                         (iii) To include any material information with respect
                    to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 9th day of July, 2002.

                                        AMERICAN REALTY INVESTORS, INC.


                                        By:  /s/ CHARLES R. MOLLO
                                           -------------------------------------
                                        Name:    Charles R. Mollo
                                        Title:   President, Chief Executive
                                                 Officer and Chairman of the
                                                 Board


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.


          SIGNATURES                                          TITLE                                     DATE
          ----------                                          -----                                     ----

                                                President, Chief Executive Officer and
                                                Chairman of the Board
/s/ CHARLES R. MOLLO                            (Principal Executive Officer)                        July 9, 2002
--------------------------------------------
Charles R. Mollo


                                                Chief Financial Officer and Vice President
/s/ JOAN W. BRUBACHER*                          (Principal Financial and Accounting Officer)         July 9, 2002
--------------------------------------------
Joan W. Brubacher


/s/ JEFFREY S. DOSS*                            Executive Vice President and Director                July 9, 2002
--------------------------------------------
Jeffrey S. Doss


/s/ ROBERT P. DILWORTH*                         Director                                             July 9, 2002
--------------------------------------------
Robert P. Dilworth


/s/ WILLIAM O. HUNT*                            Director                                             July 9, 2002
--------------------------------------------
William O. Hunt


/s/ JERRE L. STEAD*                             Director                                             July 9, 2002
--------------------------------------------
Jerre L. Stead


/s/ JEFFREY R. HARRIS*                          Director                                             July 9, 2002
--------------------------------------------
Jeffrey R. Harris


/s/ LARRY M. CARR*                              Director                                             July 9, 2002
--------------------------------------------
Larry M. Carr



* Signed by Charles R. Mollo pursuant to a power-of-attorney.


  /s/ CHARLES R. MOLLO
  ------------------------------------------

                                  EXHIBIT LIST

   EXHIBIT
   NUMBER               DESCRIPTION OF EXHIBIT
   ------               ----------------------

     4.1      Specimen of Common Stock Certificate.(4)

     4.2      Form of 12% Convertible Debenture of the Company.(1)(7)

     4.3      Registration Rights Agreement by and between the Company and Miram
              International, Inc. dated July 29, 1997.(1)

     4.4      Placements for the Purchase of Up To 900 Units, Each Consisting of
              1,000 shares of the Company's common stock.(1)

     4.5      Form of Unit Purchase Agreement used in 1997 Private Placements for the Purchase of Up To 875 Units, Each Consisting of 2,000 shares of the Company's common stock and warrants to purchase 500 shares of the
              Company's Common Stock.*(7)

     4.6      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.*(7)

     4.7      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.(7)

     4.8      Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in July 1999 Private Placement.*(7)

     4.9      Form of 13% Bridge Note issued in July 1999 Private Placement.*(7)

     4.10     13% Bridge Note Conversion Notice expired June 30, 1999.(1)

     4.11     Form of Series C Preferred Stock Purchase Agreement used in 1998 and 1999
              Private Placements.*(7)

     4.12 Form of Series C Preferred Stock and Warrant Purchase Agreement used in 1999 and 2000 Private Placements.*(7)

     4.13 Series C Preferred Stock Purchase Agreement executed May 3, 1999, between the Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI
              Technology, Inc.) and Seligman Communications and Information Fund,
              Inc.(1)

     4.14     Amended and Restated Stock Purchase Warrant issued by the Company to
              Finova Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

     4.15     Stock Purchase Warrant issued by the Company to Finova Capital
              Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25,
              1998.(1)

     4.16     Series C Preferred Stock and Warrant Purchase Agreement dated October
              29, 1999, between the Company and Seligman Communications and
              Information Fund, Inc.*(7)

     4.17     Contribution and Indemnification Agreement by and among Janice L.
              Breeze, Jeffrey S. Doss, Charles R. Mollo, Cameron Wilson, the Company
              and certain Stockholders of the Company dated April 20, 1998.(1)

     4.18 Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S.
              Doss, Charles S. Mollo, Cameron Wilson, the Company and certain
              Stockholders of the Company dated April 20, 1998.*(7)

     4.19 Form of Warrant to Purchase common stock of the Company issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S.
              Doss, Charles S. Mollo, Cameron Wilson, the Company and certain
              Stockholders of the Company dated November 2, 1999.*(7)

     4.20     Form of Warrant to Purchase Common Stock of the Company issued in the
              1997 Private Placement.*(7)

     4.21     Form of 13% Bridge Note issued in March 1999 Private Placement.*(7)

     4.23     Investor Rights Agreement dated October 29, 1999 by and between the
              Company and Seligman Communications and Information Fund, Inc. entered into in connection with the Series C Preferred Stock and Warrant
              Purchase Agreement dated October 29, 1999.(2)

     4.24 Form of Warrant to Purchase Stocks of Common Stock issued in connection with the Loan Extension Agreement dated February 29,
              2000.*(7)

     4.25     Investors' Rights Agreement executed May 3, 1999 between the
              Company, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology,
              Inc.) and Seligman Communications and Information Fund, Inc.(3)

     4.26     Registration Rights granted by the Company to Avocent Computer
              Products Corporation in connection with the Strategic Partner
              Agreement dated March 6, 2000.(3)

     4.27     13% Bridge Note Conversion Notice used in July 1999 Private
              Placement.(5)

     5.1      Opinion of Jackson Walker L.L.P.*

     23.1     Consent of KPMG LLP.**

     23.2     Consent of Jackson Walker L.L.P. (included in the opinion of Jackson
              Walker L.L.P. filed as Exhibit 5).

     24       Power of Attorney (included in Part II hereof).

     99.1     Agreement and Plan of Merger (the "Agreement") dated October 2, 2000 by and among the Company, Mesa Ridge Technologies d/b/a MAGMA and the
              stockholders of MAGMA(6)



----------
*    Previously filed.

**   Filed herewith.

(1) Previously filed as an exhibit to Registration Statement No. 333-30264 dated February 11, 2000.

(2) Previously filed as an exhibit to Amendment No. 1 to Registration Statement No. 333-30264 dated March 28, 2000.

(3) Previously filed as an exhibit to Amendment No. 2 to Registration Statement No. 333-30264 dated May 4, 2000.

(4) Previously filed as an exhibit to Amendment No. 3 to Registration Statement No. 333-30264 dated May 18, 2000.

(5) Previously filed as an exhibit to Amendment No. 4 to Registration Statement No. 333-30264 dated May 26, 2000.

(6) Previously filed as an exhibit to Current Report on Form 8-K No. 000-30907 filed on October 17, 2000.


(7) Each of the agreements is identical in all material respects except for the purchasers and the date of purchase.